Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
July 25, 2016	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ANNOUNCES

SECOND QUARTER 2016 RESULTS

Promotions move older inventory, lowering margins while preserving cash as customers await new factory’s production

High Point, NC, July 25, 2016/GLOBE NEWSWIRE/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the second quarter of 2016.

Second quarter 2016 financial results compared to prior year:

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Net sales were $12.1 million compared to $15.1 million, down 20.4%.

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Gross profit margins were 17.1% compared to 25.4%, negatively impacted by promotions and lower sales.

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Selling, general and administrative expenses were $3.5 million, or 29.1% of net sales, compared to $3.5 million, or 22.8% of net sales.

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Operating loss was $1.4 million compared to an operating income of $387,000, all related to promotions and lower shipments.

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Net loss from continuing operations was $1.4 million compared to net income from continuing operations of $1.3 million, including income from Continued Dumping Subsidy Offset Act (“CDSOA”) of $1.1 million in the prior year.

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Generated $792,000 in cash resulting in $26.7 million in cash and $663,000 in restricted cash at quarter end.

Year-to-date 2016 financial results compared to prior year:

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Net sales were $23.7 million compared to $29.8 million, down 20.4%.

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Gross profit margins were 19.4% compared to 22.9%.

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Selling, general and administrative expenses were $6.8 million, or 28.7% of net sales, compared to $7.1 million, or 23.8% of net sales.

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Operating loss was $2.2 million compared to $276,000.

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Net loss from continuing operations was $2.9 million compared to net income from continuing operations of $4.0 million, including $4.8 million in CDSOA proceeds in the prior year.

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Used approximately $1.4 million of cash in operations and $1.0 million to repurchase company common stock.

Sales Overview:

Sales continued to be negatively impacted by production delays from the newly constructed factory in Vietnam in conjunction with the company’s strategic manufacturing alliance with Starwood Manufacturing Corporation.  More marketable product introductions manufactured at the new factory and introduced throughout 2015 are six months delayed from normal deliveries to our retailers.

The new factory’s production in the quarter increased two-fold sequentially.  Further significant improvement is expected each quarter ahead as supply comes in sync with growing demand for new product, which will be sold at 25-40% lower retail prices.  “Our wholesale customers clearly see the enhanced value of our company’s newer product, and they have been patient as we bring this new factory, exclusively dedicated to our brands, in line with increasing order rates,” said Glenn Prillaman, President and Chief Executive Officer.  “New product was well received at last year’s markets and is now beginning to ship from overseas. We expect new product to have a favorable impact on sales in the second half of this year.”

“We made progress in the quarter with production supply supporting the company’s new brand of nursery and youth furniture, Stone & Leigh,” commented Prillaman.  “Expansion into each of the company’s multiple channels of distribution is planned for the second half now that supply can better support increasing demand.”  This new product line was introduced in 2015, began shipping to multiple customers earlier this year and order rates have increased throughout the first half of the current year.  Traffic on the brand's website over the past thirty days has doubled from the prior sequential month. Expectedly, 72% of the traffic on the Stone & Leigh website is from a mobile device, further supporting the company's digital strategy to utilize this new brand as a way to attract and retain Millennial consumers who shop very differently than the industry’s traditional retail consumer.

Operating results:

Gross profit margins were 17.1% and 19.4% for the three and six months ending July 2, 2016 compared to 25.4% and 22.9% in the prior year comparable periods.  The lower margins for both periods resulted from a) lower absorption of fixed costs due to lower sales b) discounting to assist customers with their promotional efforts, preserve the company’s cash levels and move older products, and c) higher quality costs from other sources as our staff focused on the new factory.

“In an effort to assist retailers with their own promotions during the normal mid-year seasonal sluggishness for residential case goods, we aggressively promoted older products immediately available to ship in the quarter,” continued Prillaman.  “As we await sufficient supply levels of newer, more marketable products from the new factory, these promotions allowed us to turn inventory into cash and increase related retail floor placements by approximately 10%.  We did so at the expense of margins in the quarter, but we believe we have extended the life cycles of these older products, which will support further sales at normal margins in the second half as we await the shipment of backlog of newer product.”

Selling, general and administrative expenses were $3.5 million and $6.8 million for the three and six-month period of 2016 compared to $3.5 million and $7.1 million in the comparable prior year period.  The lower spending for the six-month period was due to lower sales commissions and marketing costs, lower equity compensation expense on performance awards and a decrease in trade showroom expenses compared to expenses to launch the new product last year.  Partially offsetting these lower expenses was the decline in cash surrender value growth of corporate-owned life insurance policies as the company continued to pay-down policy loans throughout 2015 and then surrendered these policies in the first quarter of 2016.

Operating loss was $1.4 million and $2.2 million for the three and six-month period of 2016 compared to operating income of $387,000 and loss of $276,000 for the prior year comparable periods.

Net loss from continuing operations was $1.4 million, or ($.10) per diluted share, and $2.9 million, or ($.20) per diluted share, for the three and six months of 2016, respectively, compared to a net income from continuing operations of $1.3 million, or $.09 per diluted share and net income of $4.0 million, or $.28 per diluted share for the three and six months of 2015, respectively. The current six months included $600,000 in tax expense related to the liquidation of corporate-owned life insurance policies.  The prior year three and six month periods included the receipt of $1.1 million and $4.8 million, respectively, in CDSOA proceeds, net of taxes.

During the first quarter, the company decided to surrender all of its corporate-owned life insurance policies.  On March 28, 2016, the company received $22.4 million in cash proceeds, which consisted of $25.6 million in cash surrender value net of $3.2 million in loans and accrued interest.  The company expects to use approximately $23.4 million in net operating loss carry-forwards to reduce taxable income generated from surrendering these policies.  In addition, the company will be subject to alternative minimum taxes related to this taxable income and as a result expensed $600,000 during the first quarter.

Balance Sheet:

“Management continues to maintain a strict focus on the health of the company’s balance sheet,” stated Prillaman.  “Our promotional efforts in the quarter resulted in a sequential cash increase.”  The company ended the period with $26.7 million in cash and $663,000 in restricted cash.  Excluding cash received from corporate-owned life insurance policies, the company used approximately $2.0 million of cash since December 31, 2015 to purchase company stock and to fund operating losses and inventory growth.  Working capital, excluding cash and restricted cash decreased to $19.3 million from $21.2 million at December 31, 2015.

Outlook:

“Our focus remains on the execution of our operational strategy overseas, our efforts to launch new product lines and our desire to increasingly market directly to the consumer to drive retail traffic to our wholesale distribution network,” said Prillaman.  “We continue to objectively assess the validity of our plan, as the transformation of Stanley from a legacy domestic manufacturer to a progressive marketing and distribution company with a differentiated overseas sourcing strategy comes into focus for our customers,” concluded Prillaman.  "As I indicated last quarter, second quarter was going to be another tough quarter, and it was. We expect the second half of this year to show improved sales and margin results.”

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the middle-to-upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions from transitioning to and using a single contract manufacturer for substantially all of our products including those arising in the event the manufacturer is not able to manufacture as anticipated in terms of cost, quality or timeliness or in the event we lost this relationship, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended

	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015

Net sales	$12,053	$15,133	$23,736	$29,805

Cost of sales	9,991	11,294	19,133	22,983

Gross profit	2,062	3,839	4,603	6,822

Selling, general, and administrative expenses	3,508	3,452	6,819	7,098

Operating (loss) income	(1,446)	387	(2,216)	(276)

CDSOA income, net	-	1,076	-	4,896
Other income, net	6	29	11	40
Interest expense, net	-	210	109	540
(Loss) income from continuing operations before taxes	(1,440)	1,282	(2,314)	4,120
Income tax (benefit) expense	(48)	14	563	79

Net (loss) income from continuing operations	(1,392)	1,268	(2,877)	4,041
Net income (loss) from discontinued operations	-	35	-	(83)
Net (loss) income	$(1,392)	$1,303	$(2,877)	$3,958

Diluted (loss) income per share:
(Loss) income from continuing operations	$(.10)	$.09	$(.20)	$.28
Income (loss) from discontinued operations	-	-	-	(.01)
Diluted (loss) income per share	$(.10)	$.09	$(.20)	$.27

Diluted weighted average number of shares	14,083	14,497	14,164	14,461

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015

Reconciliation of net (loss) income from continuing operations as reported to net
(loss) income from continuing operationsas adjusted:

Net (loss) income from continuing operations as reported	$(1,392)	$1,268	$(2,877)	$4,041
Less income from CDSOA	-	(1,062)	-	(4,817)
Plus tax expense impact from liquidation of corporate-owned life insurance policies	-	-	600	-
Net (loss) income from continuing operations as adjusted	$(1,392)	$206	$(2,277)	$(776)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare net (loss) income from continuing operations to that of other periods by excluding CDSOA receipts (net of taxes) and the tax expense impact from the liquidation of corporate-owned life insurance policies. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	July 2, 2016 (unaudited)
		December 31, 2015

ASSETS
Current assets:
Cash	$26,692	$6,497
Restricted cash	663	663
Accounts receivable, net	5,607	6,925
Inventories	21,202	20,934
Prepaid expenses and other current assets	646	959
Total current assets	54,810	35,978

Property, plant and equipment, net	1,698	1,787
Cash surrender value of life insurance policies, net	-	22,253
Other assets	3,012	3,128
Total assets	$59,520	$63,146

LIABILITIES and Stockholders' Equity
Current liabilities:
Accounts payable	$5,852	$5,883
Accrued salaries	2,334	1,701

Total current liabilities	8,186	7,584

Other long-term liabilities	7,421	7,910

STOCKHOLDERS’ EQUITY	43,913	47,652

Total liabilities and stockholders’ equity	$59,520	$63,146

STANLEY FURNITURE COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Six Months Ended
	July 2, 2016	June 27, 2015

Cash flows from operating activities:
Cash received from customers	$25,087	$28,042
Cash paid to suppliers and employees	(26,028)	(30,309)
Cash from Continued Dumping and Subsidy Offset Act	-	4,896
Income taxes paid	(262)	(90)
Interest paid, net	(199)	(670)
Net cash (used) provided by operating activities	(1,402)	1,869

Cash flows from investing activities:
Proceeds from surrender of corporate-owned life insurance policies	28,139	-
Purchase of other assets	(14)	-
Decrease in restricted cash	-	527
Net cash provided by investing activities	28,125	527

Cash flows from financing activities:
Payments on insurance policy loans	(5,495)	(4,279)
Purchase and retirement of common stock	(1,012)	-
Stock purchase and retirement for tax withholdings on vesting of restricted awards	(14)	-
Net cash used by financing activities	(6,521)	(4,279)

Cash flows from discontinued operations:
Net cash (used) provided by discontinued operations	(7)	1,129

Net increase (decrease) in cash and equivalents	20,195	(754)
Cash and equivalents at beginning of period	6,497	5,584
Cash and equivalents at end of period	$26,692	$4,830

Reconciliation of net loss to net cash (used) provided by operating activities:
Net (loss) income	$(2,877)	$3,958
Loss from discontinued operations	-	83
Depreciation and amortization	234	234
Stock-based compensation	117	406
Changes in assets and liabilities:	1,124	(2,812)
Net cash (used) provided by operating activities	$(1,402)	$1,869